Exhibit 21.1

SUBSIDIARIES

DOMESTIC SUBSIDIARIES OF THE COMPANY:

NAME OF SUBSIDIARY	STATE OF INCORPORATION
PCT International Holdings, Inc.	Delaware
Flavors Holdings, Inc.	Delaware
Mafco Worldwide Corporation	Delaware
Mafco Shanghai Corporation	Delaware
EVD Holdings Inc.	Delaware
Pneumo Abex, LLC	Delaware
Concord Pacific Corporation (50% owned)	Maine
Pneumo Abex Lessee Corp.	Delaware
CA Acquisition Holdings Inc.	Delaware
H Acquisition Corp.	Georgia
Clarke American Corp.	Delaware
Clarke American Checks, Inc.	Delaware
Checks in the Mail, Inc.	Delaware
B2Direct, Inc.	Delaware

FOREIGN SUBSIDIARIES OF THE COMPANY:

NAME OF SUBSIDIARY	JURISDICTION
EVD Holdings S.A.	France
Extraits Vegetaux Et Derives, S.A.	France
Wei Feng Enterprises Ltd. (50% owned)	British Virgin Islands
Xianyang Concord Natural Products Co. Ltd. (50% owned)	People’s Republic of China
Zhangjiagang Free Trade Zone MAFCO Liantai Biotech Co., Ltd. (50% owned)	People’s Republic of China
Mafco Weihai Green Industry of Science and Technology Co. Ltd. (40% owned)	People’s Republic of China